Exhibit 15.1

September 3, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Re: Taoping Inc.

Commission File Number: 001-35722

Dear Sirs,

We have been furnished with a copy of the response for the event that occurred on August 31, 2026, to be filed on Form 6-K by Taoping Inc., a British Virgin Islands business company (the “Company”). We agree with the statements made in such Form 6-K insofar as they relate to PKF Littlejohn LLP. We are not in a position to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 6-K.

Sincerely,

/s/ PKF Littlejohn LLP
PKF Littlejohn LLP

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 30 Churchill Place London E14 5RE. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).

PKF Littlejohn LLP 30 Churchill Place London E14 5RE T: +44 (0)20 7516 2200 pkf-l.com